FOR FURTHER INFORMATION CONTACT:
                                           ELAINE D. CROWLEY
                                           SR. VICE PRESIDENT,
                                           CHIEF FINANCIAL OFFICER
                                           (817) 347-8200


                 BOMBAY INCREASES FULL YEAR EARNINGS OUTLOOK
             BASED UPON IMPROVED SECOND QUARTER OPERATING RESULTS

FOR IMMEDIATE RELEASE - AUGUST 20, 2003

           FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) reported that revenues for the three months ended August 2, 2003 increased 30% to $130.3 million compared to $100.0 million for the three months ended August 3, 2002. For the six-month period, revenues increased 31% to $249.5 million compared to $190.9 million for the corresponding period of the prior year. Same store sales for Bombay stores in existence for more than one year increased 26% for the quarter and 25% for the year-to-date period.

     Net loss for the second quarter was $0.8 million or $0.02 per share compared to a net loss of $3.3 million or $0.10 per share for the corresponding period of the prior year. For the six months ended August 2, 2003, the net loss was $2.0 million or $0.06 per share compared to a net loss of $6.7 million or $0.20 per share for the six months ended August 3, 2002.

     Investments in inventory and marketing yielded a 26% same store sales increase for the quarter with a 21% increase in transactions and a 7% increase in the average ticket for the quarter. All regions of the United States and Canada experienced double-digit sales growth. The Company ended the quarter with $161.8 million in inventory. Based upon projected peak store count, inventory per square foot as of the end of the quarter was $81 per square foot versus $69 per square foot this same time last year. The increase in inventory was in line with Company's expectations for increased same store sales, new store openings during the second half of the year and to support in-stock positions as the Company expands its free standing insert marketing program from 11 to 21 markets.

       James D. Carreker, Chairman and Chief Executive Officer, stated, "We are pleased with the continued improvement that the Company has shown throughout the quarter. As a result of exceeding monthly sales expectations, we increased our earnings guidance three times during the period. Strong sales as a result of increased traffic and a compelling value offering enabled us to significantly leverage our occupancy costs and selling, general and administrative expenses leading to significant improvements in operating margins somewhat offsetting lower product margins."


     Based upon the strength of recent months' sales trends, the Company expects total revenues to be in the range of $130 to $135 million with high single-digit to low double-digit increases in same store sales for the third quarter. Revenues from non-store operations are expected to be 8% to 10% of total revenues. In contrast to last year's third quarter results that were driven by heavy cost cutting activities, this quarter will include essential investments in marketing, the launch of a brand campaign, the opening of a new Midwest distribution center, higher inventory levels, the roll out of a new point of sale system and broadband connection, and an aggressive store opening schedule, which will result in additional expense pressure for the quarter, but which are expected to generate significant benefits in the fourth quarter and in the future.

     For the full year, the Company expects overall revenue to be in the $595 to $610 million range with earnings expected to be $.33 to $.37 per share with a third quarter loss in the range of $.03 to $.06 per share. Capital expenditures are expected to be approximately $35 million for the fiscal year.

     In conjunction with this release, you are invited to listen to Bombay's conference call with management that will be conducted on Thursday, August 21, 2003 at 10:00 a.m. Central Time. The Company expects to review the second quarter results as well as the outlook for the remainder of Fiscal 2003. Interested parties should dial 212-346-6386 ten minutes prior to the start time. The call will also be broadcast live over the Internet at www.bombaycompany.com. For those who are unable to listen to the live broadcast, a telephone replay will be available for 72 hours beginning at 12:00 p.m. Central Time at 800-633-8284. The access code is 21155199. The call will also be available for replay for 45 days on the investor relations page of the Bombay website.

     The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through over 421 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

     Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: downward pressure in retail due to economic pessimism and declining consumer sentiment; competition; seasonality; success of operating initiatives; new product development and introduction schedules; uninterrupted flow of product from overseas sources; acceptance of new product offerings including children's merchandise; inherent safety of product offerings; advertising and promotional efforts; adverse publicity; expansion of the store chain; availability, locations and terms of sites for store development; ability to renew leases on an economic basis; changes in business strategy or development plans; availability and terms of borrowings or capital for operating purposes; labor and employee benefit costs; ability to obtain insurance at a reasonable cost; reliance on technology; security of the technological infrastructure; changes in government or trade regulations; risks associated with international business; potential business interruptions due to communicable diseases; terrorism; war or threat of war; regional weather conditions; hiring and retention of key management personnel and other risks and uncertainties contained in the Company's public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q. The Company undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.




                 THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share amounts)



                                                  THREE MONTHS ENDED     SIX MONTHS ENDED

                                                 AUGUST 2,  AUGUST 3,   AUGUST 2,  AUGUST 3,
                                                   2003       2002        2003       2002

Net revenue                                      $130,273   $100,040    $249,510   $190,895
Costs and expenses:
 Cost of sales, buying and store
     occupancy costs                               94,863     76,155     180,762    144,630
 Selling, general & administrative expenses        36,673     29,386      72,257     57,540

Operating loss                                     (1,263)    (5,501)     (3,509)   (11,275)
  Interest income (expense) -net                       (6)         87         136        188

Loss before income taxes                           (1,269)    (5,414)     (3,373)   (11,087)
Income tax benefit                                   (501)    (2,138)     (1,332)    (4,379)
Net loss                                            ($768)   ($3,276)    ($2,041)   ($6,708)

 Net income per basic & diluted share              ($0.02)    ($0.10)     ($0.06)    ($0.20)

Avg. common shares outstanding                     34,556     33,004      34,088     33,043

Avg. common shares outstanding and
dilutive common shares                             34,556     33,004      34,088     33,043

OTHER SELECTED FINANCIAL AND OPERATING DATA
Capital expenditures                               $8,876     $1,574     $10,765     $3,612
Depreciation and amortization                      $4,879     $3,638      $8,943     $7,261

Stores opened                                           3          4           8         10
Stores converted                                        1          0           2          1
Stores closed                                           6          6           9          7

Store composition:
Large format                                          336      326
Regular stores                                         33       54
Outlets                                                46       41
KIDS                                                    6        1
Total                                                 421      422





                                  THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
                                      CONSOLIDATED BALANCE SHEETS
                                          (Dollars in thousands)


                                              AUGUST 2,          AUGUST 3,
                                                2003               2002
ASSETS
Current assets:
   Cash and short-term investments           $   8,914         $  16,112
   Inventories                                 161,776           104,337
   Other current assets                         22,795            22,362

Total current assets                           193,485           142,811
Property and equipment, net                     46,961            45,883
Goodwill, net                                      423               423
Other assets                                    10,318            11,580

TOTAL ASSETS                                  $251,187          $200,697

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable to banks                     $ 13,847          $      -
   Accounts payable and accrued expenses        46,012            33,373
   Income taxes payable                              -               212
   Accrued payroll and bonuses                   6,181             3,592
   Gift certificates redeemable                  5,251             4,735

   Total current liabilities                    71,291            41,912

Accrued rent and other liabilities               5,954             6,302

Stockholders' equity:
   Preferred stock                                   -                 -
   Common stock                                 38,150            38,150
   Additional paid-in capital                   75,735            75,232
   Retained earnings                            74,320            62,436
   Accumulated other comprehensive income        (547)           (1,743)
   Treasury stock                             (12,615)          (21,226)
   Deferred compensation                       (1,101)             (135)
   Stock purchase loans                              -             (231)

   Total stockholders' equity                  173,942           152,483

TOTAL LIABILITIES &
        STOCKHOLDERS' EQUITY                  $251,187          $200,697
